EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

TROY Group Inc.

2331 South Pullman Street
Santa Ana, CA 92705
(949) 250-3280
(949) 250-8972 Fax
www.troygroup.com

Contact:  James Klingler
VP Finance & CFO

TROY STOCKHOLDERS VOTE AGAINST DIRK BUY-OUT OFFER

SANTA ANA, Calif.—September 18, 2003—TROY Group, Inc. (NASDAQ: TROY) today announced that its stockholders had voted against approval of the merger agreement between TROY and Dirk Inc., a company controlled by Patrick J. Dirk, the founder of TROY, and his family members, pursuant to which Mr. Dirk and his family members would have acquired the outstanding shares of TROY common stock that they do not already own at a price of $2.76 per share in cash.

Although Mr. Dirk and his family members had sufficient share ownership to approve the merger agreement under applicable law, the merger agreement was also conditioned on the affirmative vote of the holders of a majority of the shares cast either “for” or “against” the merger agreement, excluding the shares held by Mr. Dirk and his family members and the officers and directors of TROY.  At a special meeting held today, these “unaffiliated stockholders” voted against approval of the merger agreement.

“The Board and the Special Committee believed that approval of the merger agreement was in the best interests of TROY and its stockholders for the reasons outlined in our proxy statement,” said Mr. Dirk.  “However, we also felt that it was important for the stockholders who were not affiliated with me or my family members to have a voice in the outcome and to ultimately determine whether the merger agreement should be approved.  Those stockholders have now spoken.  As a result, the officers and directors of TROY intend to focus their time and effort on attempting to return TROY to the path of profitability and growth.”

“Many stockholders have asked whether the Dirk family members would be interested in selling their majority interest in TROY if the merger agreement were to fail.  As we have said in numerous press releases and in our proxy statement, we are not interested in selling our majority interest.  The Dirk family founded TROY in 1982, has been involved in all aspects of its operations since that time and remains committed to continuing its involvement in TROY and pursuing the long-term strategy that we believe can return TROY to profitability.  While we felt this type of long-term strategy could best be pursued as a private company, we are happy to have our stockholders join us in this endeavor.”

About TROY Group

TROY Group is a worldwide provider of enterprise output solutions.  The company has three main product lines: Security Printing Solutions, Financial Services Solutions and Wireless and Connectivity Solutions.

Security Printing Solutions include high-security check printing hardware, software and consumables for security printing and payment applications.  Financial Services products include ACH processing and origination software, check conversion software as well as Internet check payment software and services. Wireless and Connectivity Solutions include hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks.

The company distributes products to major corporations, banks, key government accounts and distributors worldwide.  Visit TROY at www.troygroup.com.

Forward-looking statements of TROY (statements that are not historical fact) in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Various risks and uncertainties could cause actual results to differ materially from those expressed in these forward-looking statements.  These risks and uncertainties include our ability to consolidate operations and reduce costs; the continued demand for printed financial documents; our ability to offset declining sales of our wired connectivity products; the success of the measures we implemented to address inventory accounting controls; the market acceptance of products incorporating wireless printing technologies; our ability to maintain the listing of our common stock on the Nasdaq Stock Market; our ability to hire and retain qualified management, technology and other personnel; the impact of competition from existing and new technologies and companies; the impact of litigation involving TROY and its directors; and the other factors set forth in our periodic reports and other documents that we file from time to time with the Securities and Exchange Commission.

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